EXHIBIT 10.1

AMENDMENT TO THE SPX CORPORATION

2006 NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN

Pursuant to the powers of amendment reserved in Section 9 of the SPX Corporation 2006 Non-Employee Directors’ Stock Incentive Plan (the “Plan”), effective as of August 23, 2006, SPX Corporation hereby amends the Plan in the following manner:

1.                Section 4 of the Plan is amended by adding the following new Section 4.4 to the end thereof:

“4.4.       Vesting Provisions.  Notwithstanding anything to the contrary contained herein, with respect to any annual awards made to Non-Employee Directors under the Plan:

(a)                                If there are one or more performance criteria associated with the vesting of such award, the award shall specify at least a one year time-vesting requirement;

(b)                               If there are no performance criteria associated with vesting of such award, the award shall specify at least a three year time-vesting schedule, with annual or other periodic vesting on a pro-rata basis over such period; and

(c)                                Except in the event of a Non-Employee Director’s death, disability, retirement or the change in control of the Company, the Nominating and Governance Committee of the Board shall not waive the performance or time restrictions specified for awards made under this Plan.”

2.                Section 8.1 of the Plan is amended by adding the following to the end thereof:

“The Nominating and Governance Committee of the Board shall administer all awards made under the Plan.”